Exhibit 3.1

STATEMENT OF DESIGNATION

OF THE CLASS A PREFERRED SHARES

OF BENEFICIAL INTEREST OF

PMC COMMERCIAL TRUST

(the “Statement”)

The Trust Managers (the “Trust Managers”) of PMC Commercial Trust (the “Trust”), pursuant to the Declaration of Trust of the Trust (as amended, the “Declaration”) and Title 5 of the Texas Business Organizations Code (the “Texas REIT Act”) hereby (i) authorize the issuance of a class of Preferred Shares (the Class A Preferred Shares, as defined below) and (ii) classify 65,028,571 of the authorized but unissued shares of the Trust into Class A Preferred Shares (as defined below).

Defined Terms.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Texas are authorized or required by law, regulation or executive order to close.

“Class A Preferred Amount” shall have the meaning set forth in paragraph 3 below.

“Class A Preferred Shares” shall have the meaning set forth in paragraph 1 below.

“Common Shares” shall have the meaning set forth in the Declaration.

“Conversion Date” shall have the meaning set forth in paragraph 5(a) below.

“Conversion Deadline” shall mean September 11, 2014; provided, however, that in the event that the Conversion Date does not occur on or prior to September 11, 2014 due to the occurrence of one or more of the events specified below (each, a “Force Majeure Event”), then the Conversion Deadline shall be extended by one day for each day by which such Force Majeure Event(s) has delayed the occurrence of the Conversion Date (provided that each of Trust and the holders of Common Shares and Class A Preferred Shares issued in connection with the Merger Agreement uses its reasonable commercial efforts to cure the applicable Force Majeure Event and effect the Conversion Date as promptly as practicable). For purposes of this Statement, “Force Majeure Events” shall mean: (a) any action taken by any court, governmental body (including the Securities and Exchange Commission), or any other person or entity unaffiliated with the holders of Common Shares and Class A Preferred Shares issued in connection with the Merger Agreement that prevents or delays the Conversion Date; or (b) fire, flood, earthquakes, interruption of utilities, strikes, labor disturbances, terrorism, riots, explosions, civil disorders, armed conflict, economic catastrophe, governmental (including Securities and Exchange Commission) shutdown, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, or other forces or events beyond the control of Trust and/or the holders of Common Shares and Class A Preferred Shares issued in connection with the Merger Agreement.

“Dividend Date” shall mean the record date, as defined in Section 6.101 of the Texas Business Organizations Code, pertaining to the most recent dividend declaration of the Trust on its Common Shares.

“Junior Shares” shall have the meaning set forth in paragraph 2.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of July 8, 2013, by and among CIM Urban REIT, LLC, CIM Merger Sub, LLC, Trust, and Southfork Merger Sub, LLC, as the same may be amended or otherwise modified (including pursuant to that certain Consent to Assignment and Limited Waiver to Agreement and Plan of Merger dated as of November 20, 2013).

“Preferred Shares” shall mean shares of beneficial interest of the Trust designated as or otherwise on a parity with the Class A Preferred Shares as to distributions and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Trust as may be issued and outstanding from time to time

“Trading Day” shall mean any day on which the securities in question are traded on the NASDAQ Global Market, or if such securities are not listed or admitted for trading on the NASDAQ Global Market, on the principal national securities exchange on which such securities are listed or admitted.

“Transfer Agent” shall mean American Stock Transfer & Trust Company, LLC, or such other agent or agents of the Trust as may be designated by the Trust Managers or their designee as the transfer agent for the Class A Preferred Shares.

All other capitalized terms used but not defined herein shall have the meanings ascribed to them in the Declaration.

Class A Preferred Shares

1. Number and Designation. A class of Preferred Shares, consisting of 65,028,571 Preferred Shares designated as Class A Convertible Cumulative Preferred Shares, $.01 par value per share (liquidation preference $17.50 per share) (the “Class A Preferred Shares”), is hereby established.

2. Ranking. In respect of rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Trust, the Class A Preferred Shares shall rank pari passu with any other Preferred Shares of the Trust, and will rank senior to the Common Shares and any other class or series of shares of beneficial interest of the Trust ranking, as to distributions and upon liquidation, junior (collectively, the “Junior Shares”) to the Preferred Shares.

3. Distributions. The holders of the then outstanding Class A Preferred Shares shall be entitled to receive, when and as authorized by the Trust Managers and declared by the Trust out of any funds legally available therefor, cumulative distributions at the rate of 2% of $35.00 per Class A Preferred Share (as equitably adjusted to reflect any stock split, subdivision, combination or similar event) per share per year (the “Class A Preferred Amount”). Distributions paid on the Class A Preferred Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding. Unless the full Class A Preferred Amount shall have been or contemporaneously is declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, no dividends or distributions shall be declared or paid or set aside for payment nor shall any other dividend or distribution be declared or made upon the Common Shares or any Junior Shares (except for any dividends or distributions declared prior to the date hereof).

Except as provided in this Statement, the Class A Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.

4. Liquidation Rights.

(a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Trust, the holders of the Class A Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Trust available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $17.50 (as equitably adjusted to reflect any stock split, subdivision, combination or similar event) per share, plus accrued and unpaid distributions thereon.

(b) After the payment to the holders of the Class A Preferred Shares of the full preferential amounts provided for in paragraph 4(a), the holders of the Class A Preferred Shares will share, ratably with the Common Shares, in any distribution(s) of the remaining assets of the Trust; provided, that, for such purposes, each Class A Preferred Share shall be considered three and one-half (3.5) Common Shares, and each Class A Preferred Share shall receive a distribution pursuant to this paragraph 4(b) that is three and one half (3.5) times the distribution paid to each Common Share (such 3.5 amount shall be equitably adjusted to reflect any stock split, subdivision, combination or similar event).

(c) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Trust, the amounts payable with respect to the preference value of the Class A Preferred Shares and any other shares of beneficial interest of the Trust ranking as to any such distribution on parity with the Class A Preferred Shares are not paid in full, the holders of the Class A Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Trust in proportion to the full respective preference amounts to which they are entitled.

(d) Neither the sale of all or substantially all of the property or business of the Trust, nor the merger or consolidation of the Trust into or with any other entity or the merger or consolidation of any other entity into or with the Trust, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for purposes of this paragraph 4.

5. Conversion. On the Conversion Date, the Class A Preferred Shares shall automatically convert into Common Shares as follows:

(a) For the purposes hereof, the “Conversion Date” shall mean the first Business Day on which, pursuant to the Declaration, there are sufficient authorized but unissued shares to convert all of the Class A Preferred Shares into Common Shares, pursuant to the terms hereof.

(b) On the Conversion Date, each Class A Preferred Share shall automatically convert into seven (7) fully paid and non-assessable Common Shares (as equitably adjusted to reflect any stock split, subdivision, combination or similar event). Each holder of each Class A Preferred Share shall surrender the certificate representing such share, duly endorsed or assigned to the Trust or in blank, at the office of the Transfer Agent. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Class A Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Trust, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Trust demonstrating that such taxes have been paid). As promptly as practicable after the surrender of certificates representing Class A Preferred Shares as aforesaid, the Trust shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with the provisions of this paragraph 5. Upon conversion, holders of Class A Preferred Shares shall be entitled to receive a final distribution, per Class A Preferred Share, equal to the Class A Preferred Amount which had accrued up to the most recent Dividend Date and which remains unpaid as of the Conversion Date; provided, however, that if the Conversion Date occurs on or before the Conversion Deadline, the Class A Preferred Amount for the purposes of this paragraph 5(b) shall be calculated at the rate of 3.5% of $35.00 per Class A Preferred Share (as equitably adjusted to reflect any stock split, subdivision, combination or similar event) per share per year. For the avoidance of doubt, (i) the payment(s) described in this paragraph 5(b) shall be considered paid prior to the conversion of the Class A Preferred Shares into Common Shares, and (ii) if the Conversion Date occurs on the same date as a Dividend Date, then (A) the Class A Preferred Amount shall accrue through the Dividend Date and the final distribution shall be paid in accordance therewith, and (B) the Common Shares resulting from the conversion of Class A Common Shares shall not be deemed held or owned on the Dividend Date.

(c) The Trust covenants that any Common Shares issued upon conversion of the Class A Preferred Shares shall be validly issued, fully paid and non-assessable. The Trust shall list the Common Shares required to be delivered upon conversion of the Class A Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

(d) The Trust will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Class A Preferred Shares pursuant hereto; provided, however, that the Trust shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of title holder of the Class A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Trust the amount of any such tax or established, to the reasonable satisfaction of the Trust, that such tax has been paid.

(e) Prior to the delivery of any securities that the Trust shall be obligated to deliver upon conversion of the Class A Preferred Shares, the Trust shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by any governmental authority.

6. Voting.

(a) Except as otherwise provided herein, the holders of the Class A Preferred Shares shall be entitled to vote at any meeting of the shareholders for election of Trust Managers, for any other purposes and otherwise to participate in any action taken by the Trust or the shareholders thereof, and to receive notice (except for such notice as required by law) of any meeting of shareholders.

(b) In any matter in which the Class A Preferred Shares are entitled to vote, including any action by written consent, each Class A Preferred Share shall be entitled to seven (7) votes, each of which seven (7) votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each Class A Preferred Share, the holder thereof may designate up to seven (7) proxies, with each such proxy having the right to vote a whole number of votes (totaling seven (7) votes per Class A Preferred Share). The number of proxies and votes set forth in this paragraph shall be equitably adjusted to reflect any stock split, subdivision, combination or similar event.

(c) So long as any Class A Preferred Shares remain outstanding, the Trust will not (whether by merger, consolidation or otherwise), without the affirmative vote or consent of the holders of at least two-thirds of the Class A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such class voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking on a parity with or senior to the Class A Preferred Shares with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Trust into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; (ii) except for the amendment to the Declaration to increase the number of authorized Common Shares as contemplated in Section 8.18(a) of the Merger Agreement, amend, alter or repeal the provisions of the Declaration or the terms of the Class A Preferred Shares so as to affect any right, preference, privilege or voting power of the Class A Preferred Shares or the holders thereof; (iii) issue, combine or subdivide any shares of beneficial interest in the Trust (except upon exercise of stock options outstanding on the date hereof for the purchase of Common Shares) or (iv) issue any rights, options, warrants or other convertible securities evidencing the right to purchase shares of beneficial interest of the Trust.

(d) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, there are no outstanding Class A Preferred Shares.

7. Redemption. The Class A Preferred Shares are not redeemable by any Person.

8. Restrictions on Transfer. The Class A Preferred Shares shall be subject to the restrictions on transfer and ownership of shares set forth in Article Twenty-One of the Declaration.

9. Amendment. The foregoing preferences, conversions, rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption, and all other terms regarding the Class A Preferred Shares may be amended with the affirmative vote of (i) the holders of at least two-thirds of the Class A Preferred Shares outstanding at the time and (ii) a majority of the independent trust managers of the Trust; provided, that if any such amendment would have an adverse financial effect (as described below) greater than $250,000 in the aggregate or a non-financial material adverse effect on the holders of the Common Shares, then such amendment must also receive the approval of the holders of at least a majority of the Common Shares voting on such amendment (not including any votes cast by CIM Urban REIT, LLC and its affiliates or the holders of the Class A Preferred Shares). In determining whether there would be an adverse financial effect in the aggregate or a non-financial material adverse effect to the holders of the Common Shares under this Section 9, the terms and provisions of the proposed amendment shall be compared to the terms and provisions of this Statement and the Merger Agreement assuming for purposes of such comparison that any and all of the terms and provisions of this Statement, as adopted by the Trust Managers, and the Merger Agreement, as executed by the parties thereto, are given full force and effect.

The Class A Preferred Shares have been classified by the Trust Managers as authorized by the Declaration.

IN WITNESS WHEREOF, the Trust has caused this Statement to be duly executed on its behalf on the 11th day of March, 2014.

PMC Commercial Trust

By:	/s/ Jan F. Salit
Jan F. Salit, Chief Executive Officer

STATE OF TEXAS

COUNTY OF DALLAS

BEFORE ME, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared Jan F. Salit, in his capacity as President of PMC Commercial Trust, and acknowledged to me that he executed the above and foregoing instrument on behalf of the said PMC Commercial Trust.

This instrument was acknowledged before me on the 11th day of March, 2014.

Notary Public in and for the State of Texas

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